Exhibit 99.1

Community Bank System, Inc. Strengthens Core Upstate Markets by Acquiring 19 Branches

Announces Agreement to Acquire 19 Branches and $955 million in Deposits From First Niagara and HSBC

SYRACUSE, N.Y., Jan. 20, 2012 /PRNewswire/ -- Community Bank System, Inc. (NYSE: CBU) through its wholly-owned banking subsidiary, Community Bank, N.A., entered into purchase and assumption agreements to acquire 19 branch-banking locations across its core Upstate New York markets from First Niagara Bank, N.A. and HSBC Bank USA, N.A. The HSBC branches are being sold by First Niagara in connection with its pending acquisition of HSBC's Upstate New York banking franchise. Under the terms of the agreements, Community Bank will acquire approximately $218 million in loans and $955 million in deposits at a blended deposit premium of 3.22 percent.

"We're excited by this opportunity to further strengthen Community Bank's service footprint across our existing Upstate New York market area," said President and Chief Executive Officer Mark E. Tryniski. "This acquisition is consistent with our long-term growth strategy and leverages a strong competency developed during previous successful branch acquisitions. We believe this is a very attractive transaction which will be additive to the existing strength of our core markets and which will be additive to shareholder value through expected earnings accretion of 4 percent to 5 percent in 2013."

Community Bank, First Niagara and HSBC will communicate with customers of these branches to explain potential changes to their banking relationships following the transfer. There will be no changes to customer accounts prior to the transaction closing. Customers of the acquired branches need not take any action at this time.

"Our team will be working closely with employees of First Niagara and HSBC to ensure a smooth transition which we expect will be virtually seamless for customers," said Mr. Tryniski. "We believe that our new customers will be very pleased with our strong focus on customer service and our comprehensive product line."

Branches to be acquired include 16 current HSBC branches in Gowanda, Springville, Westfield, Palmyra, Newark, Geneseo, Watkins Glen, Avon, Watertown (2), Plattsburgh, Oswego, Fulton, Lowville, Adams, and Alexandria Bay; and three current First Niagara branches in Geneva (2) and Canandaigua.

The transaction is expected to close during the third quarter of 2012, subject to regulatory review and approval. Community Bank System, Inc. expects additional equity capital of $50 million to $60 million will be needed to support the acquisition and expects to achieve that through any of or a combination of existing liquidity, balance sheet management, or the issuance of new capital.

RBC Capital Markets acted as exclusive financial advisor to Community Bank System, Inc.

Conference Call Scheduled

Community Bank System's management team will discuss the transaction during its fourth quarter earnings conference call scheduled for Monday, January 23, 2012 at 9:00 a.m. Eastern Time. The conference call can be accessed at 1-866-796-3865 (1-904-520-5761 if outside United States and Canada). An audio recording will be available one hour after the call until March 31, 2012, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2739971. Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=84736.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $6.5 billion in assets and over 170 customer facilities. The Company's banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust. Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits consulting and trust administration firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida. For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

For further information, please contact:

Scott A. Kingsley,

EVP & Chief Financial Officer

Office: (315) 445-3121

SOURCE Community Bank System, Inc.